Dated September 12, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	September 12, 2006
Settlement Date (Original Issue Date):	September 26, 2006
Maturity Date:	September 26, 2016
Principal Amount (in Specified Currency):	NZD 300,000,000
Equivalent Principal Amount in U.S. Dollars:	US$192,900,000 (based on the exchange rate of NZD 1.00 = US$0.6430)
Price to Public (Issue Price):	99.04%
Agents Commission:	0.400%
Net Proceeds to Issuer (in Specified Currency):	NZD 295,920,000.00
All-in Price:	98.64%
Benchmark:	NZGB 6% due April 15, 2015
Benchmark Yield:	5.864%
Spread to Benchmark:	Plus 102 basis points
Re-Offer Yield:	6.884% semiannually
Interest Rate Per Annum:	6.750%
Interest Payment Dates:	Semi-Annually on March 26 and September 26 of each year, commencing March 26, 2007 and ending on the Maturity Date

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Dated September 12, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Day Count Convention:	Actual/Actual (ICMA)
Denominations:	Minimum of NZD 5,000 and multiples thereafter
Business Days:	New York, London, Wellington and Auckland
Listing:

Listed on the Official List of the UK Listing Authority and an application has been made for the Notes to be admitted to trading on the London Stock Exchanges Gilt Edged and Fixed Interest Market with effect on or after September 26, 2006

Clearance and Settlement:	Euroclear and Clearstream, Luxembourg only
CUSIP:	N/A
ISIN:	XS0269584669
Common Code:	026958466
Other:	N/A

Plan of Distribution:

The Notes are being purchased by the Toronto Dominion Bank, London Branch (the "Underwriter"), as principal, at the Issue Price of 99.04% of the aggregate principal amount less an underwriting discount equal to 0.400% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

Calculation of Interest

Each Note will bear interest at the Interest Rate Per Annum. Interest on the Notes will be calculated by applying the Interest Rate Per Annum to the principal amount of the Notes, multiplying such sum by the Applicable Day Count Fraction, and rounding the resultant figure to the nearest cent, half a cent being rounded upwards.

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Dated September 12, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

"Actual/Actual (ICMA)" means, where the number of days in the relevant period from (and including) the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (the "Calculation Period") is equal to or shorter than the Determination Period (as defined below) during which the Calculation Period ends, the number of days in such Calculation Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Dates that would occur in one calendar year, assuming interest was to be payable in respect of the whole of that year.

"Determination Dates" mean March 26 and September 26 in each year.

"Determination Period" means the period from (and including) a Determination Date to (but excluding) the next Determination Date (including, where either the Interest Commencement Date or the final Interest Payment Date is not a Determination Date, the period commencing on the first Determination Date prior to, and ending on the first Determination Date falling after, such date).

"Interest Commencement Date" means the Original Issue Date

General
At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Six Months ended June 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

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Dated September 12, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.com. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the underwriter at +44-20-7628-2262 or Investor Communications of the issuer at 1-203-357-3950.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.